UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report- August 10, 2006
(Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	333-117287	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1509 Tyrell Lane, Suite B, Boise, Idaho 83706
(Address of principal executive offices)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 9, 2006, U.S. Geothermal Inc. completed project financing for Phase 1 of the Raft River project. Phase 1 is expected to produce a monthly average of 10 MW of electrical power to be delivered to Idaho Power Company under a 20-year power purchase agreement. In connection with the project financing, US Geothermal entered into (i) the Membership Admission Agreement, dated August 9, 2006, by and among Raft River Energy I LLC, a Delaware limited liability company (“RRE”), U.S. Geothermal Inc. and Raft River I Holdings, LLC, a Delaware limited liability company, (ii) the Amended and Restated Operating Agreement of Raft River Energy I LLC, dated as of August 9, 2006, by and among RRE, Raft River I Holdings, LLC and U.S. Geothermal Inc., and (iii) the Management Services Agreement, dated as of August 9, 2006, by and between the LLCand U.S. Geothermal Services, LLC, a Delaware limited liability company and wholly-owned subsidiary of US Geothermal. Raft River I Holdings, LLC, a subsidiary of The Goldman Sachs Group Inc., will contribute $34 million in cash and US Geothermal will contribute $5 million in cash and approximately $1.5 million in property to RRE, the Phase 1 project joint venture company. The total Phase 1 construction and development costs are expected to be approximately $39 million for the construction of a binary cycle geothermal power project capable of producing 13 MW of electrical power.

Pursuant to the Management Services Agreement, US Geothermal will provide operating and management services to RRE. US Geothermal expects to receive annual cash distributions up to $1.1 million for the first four project years pursuant to the Management Services Agreement and the Amended and Restated Operating Agreement. The cash distributions made to US Geothermal will come from three sources: royalty income from its energy leases to RRE, a management fee for providing operating and maintenance services, and income-related cash distributions from its investment in RRE. After the first four years, US Geothermal will receive a nominal percentage of the distributable RRE cash flow until specified rates of return are achieved at which time US Geothermal will receive approximately half of the distributable cash flow. If US Geothermal develops the economic equivalent of 30 MW of power sales during the initial 20-year term of the power purchase agreement then, at the end of year 20, US Geothermal’s share of the distributable cash flow increases to a significant majority of such cash flow.

In addition to any of the cash distributions from RRE referenced above, U.S. Geothermal expects to receive a majority of the annual revenue from the recently announced ten-year renewable energy credit sales arrangement with Holy Cross Energy which is estimated to be approximately $0.4 million per year, for the first four years after the project is placed in service. US Geothermal owns certain ground and river water rights and expects to receive annual cash receipts of approximately $0.1 million from long-term leases to RRE of the water rights for power plant cooling.

Goldman Sachs & Co., an affiliate of Raft River I Holdings, LLC, holds approximately 8% of the issued and outstanding shares US Geothermal.

Item 2.01 Completion of Acquisition or Disposition of Assets.

In connection with the project financing described under Item 1.01 above, U.S. Geothermal will contribute $5 million in cash and approximately $1.5 million in property to Raft River Energy I LLC (“RRE”), the Phase I project joint venture company. After completion of the transaction, U.S. Geothermal’s balance sheet will reflect an approximate $6.5 million investment in subsidiary. Due to the nature of the transaction, pro forma financial statements are not required or provided.

Item 7.01 Regulation FD Disclosure.

On August 10, 2006, the Company issued a press release announcing that it had signed a project financing agreement with Raft River I Holdings, LLC to finance Phase I of the Raft River project. A copy of the press release is furnished as part of this Form 8-K and is attached hereto as Exhibit 99.1.

Limitation on Incorporation by Reference: In accordance with General Instruction B.2 of Form 8-K, the information in this report furnished under Item 7.01 and the press release included as Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1	Copy of Press Release issued August 10, 2006

SIGNATURES

Pursuant to requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 10, 2006	US Geothermal Inc.

By: /s/ Daniel J. Kunz
Daniel J. Kunz
Chief Executive Officer